Exhibit 5.4

KPMG llp
Chartered Accountants	Telephone	(403) 691-8000
2700, 205 – 5 Avenue SW	Fax	(403) 691-8008
Calgary AB T2P 4B9	Internet	www.kpmg.ca
Consent of Independent Registered Public Accounting Firm
The Board of Directors of Pengrowth Corporation,
as Administrators of Pengrowth Energy Trust
We consent to the use, through incorporation by reference into the registration statement on Form F-10 of our report dated February 27, 2006 on the consolidated balance sheets Pengrowth Energy Trust as at December 31, 2005 and 2004 and the consolidated statements of income and deficit and cash flow for each of the years then ended.
Chartered Accountants
Calgary, Canada
August 25, 2006
KPMG llp, a Canadian owned limited liability partnership, is the Canadian member firm of KPMG International, a Swiss association